Exhibit 99.1

Thor Industries Names Amelia A. Huntington to Board of Directors

ELKHART, Ind.--(BUSINESS WIRE)--October 12, 2018--Thor Industries, Inc. (NYSE:THO) announced the appointment of Amelia A. Huntington to serve on its Board of Directors effective October 11, 2018. Ms. Huntington joins the Board after concluding a 30 year career in the global energy management and lighting industries, most recently serving as CEO, Philips Lighting America.

“It is an honor to join this world-class team at such an exciting moment for the outdoor recreational vehicle industry,” said Ms. Huntington. “Thor is a dynamic and growing company, building North America’s premier recreational vehicles and guiding the global industry into the next chapter of outdoor lifestyle, exploration & adventure.”

Thor Industries is the world’s most innovative outdoor recreational vehicle company. With an unwavering focus on product design and research, Thor continues to attract younger and more diverse consumers and in 2017 manufactured more than half of North America’s entire shipped inventory. In September of this year, Thor announced the pending strategic acquisition of Erwin Hymer Group, Europe’s most prestigious and largest manufacturer of RVs with $2.9 billion in annual revenue, extending Thor’s global reach with an unmatched portfolio of brands, diverse products, and an unsurpassed dealer network.

“With Amy’s decades of experience and successful track record in corporate leadership and industrial manufacturing, Thor will continue to lead the recreational vehicle industry and be the catalyst to connect more families and friends to the outdoors,” said Thor President and CEO Bob Martin. “Additionally, Amy’s history of civic engagement and past affiliation as a board member of the U.S. National Parks New York Harbor Conservancy strategically aligns with our company positioning and passions.”

“It is a privilege to welcome Ms. Huntington to the Thor Board,” said Executive Chairman Peter Orthwein. “Amy has shown remarkable ability to manage and steer large organizations. As our brands continue the tremendous growth we're seeing across companies, we look forward to leaning on her experience and perspective.”

ABOUT THOR INDUSTRIES

Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

CONTACT:
Thor Industries, Inc.
James Rigney
Sr. Director of Marketing
jrigney@thorindustries.com